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                                                                    EXHIBIT 99.6

                 [LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]



The Board of Directors
JDS Uniphase Corporation
210 Baypointe Parkway
San Jose, California  95134

Members of the Board:

Banc of America Securities LLC ("Banc of America Securities") hereby consents to the inclusion of the opinion letter of Banc of America Securities to the Board of Directors of JDS Uniphase Corporation ("JDS Uniphase") as Annex D to, and to the reference thereto under the captions "Summary of the Transaction -- Opinions of financial advisors" and "The Merger -- Opinions of JDS Uniphase's Financial Advisors" in, the Proxy Statement-Prospectus of JDS Uniphase and SDL, Inc. ("SDL") relating to the proposed merger transaction involving JDS Uniphase and SDL. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                      By:   /s/ BANC OF AMERICA SECURITIES LLC
                                            ------------------------------------
                                                BANC OF AMERICA SECURITIES LLC




Palo Alto, California
September 6, 2000